UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation.

Item 1: On November 2, 2026, DGB issued the following press release:

Last Chance to Vote: Doug Bergeron Urges Ethan Allen Shareholders to Elect a New Board Majority and Releases Concluding Video Message to Investors and Employees

Two Decades of Underperformance, Failed Strategy and Execution, and Inadequate Board Oversight Have Left Ethan Allen at a Critical Juncture

Incumbent Board Faces Serious Questions About Director Integrity, Transparency and Oversight; Bergeron Has the Qualified Team and Plan to Restore Growth

A New Board Majority is Required to End Incumbent Control, Independently Oversee CEO Succession and Deliver Meaningful Change

View Mr. Bergeron’s Concluding Video Message, Which Details Actions by Incumbent Directors Tsai and Casar That Have Compromised the Trust of Stakeholders, at www.EthanAllenGrowth.com/Videos

Vote the WHITE Proxy Card “FOR” All Five of Mr. Bergeron’s Nominees Ahead of the November 4 Annual Meeting

PARK CITY, Utah--(BUSINESS WIRE)--Doug Bergeron, who together with his affiliates and associates beneficially owns approximately 5.2% of Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD), today urged shareholders to vote on the WHITE universal proxy card “FOR” ALL FIVE of his nominees – Douglas G. Bergeron, Anna Brockway, Kristine E. Miller, Steve Oblak, and Stefanie Tsen Ward – to Ethan Allen’s Board of Directors (the “Board”) at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on November 4, 2026.

Mr. Bergeron also released a video speaking directly to Ethan Allen shareholders and employees about the importance of trust to organizational success, and how actions by the incumbent Board have compromised the trust of the Company’s stakeholders. Mr. Bergeron and his nominees vow to exhibit better judgment and to do right by shareholders and employees alike. The video is available at www.EthanAllenGrowth.com/Videos.

Mr. Bergeron commented:

"Replacing a minority of the incumbent directors will not change Ethan Allen's trajectory. After 15 consecutive quarters of year-over-year sales declines, the Board has scheduled its latest financial results for after shareholders vote on the composition of the Board. For years, Ethan Allen's proxy statements also did not disclose that director Cynthia Ekberg Tsai, now overseeing CEO succession, had been sued over allegations that she abused her positions as CEO and director of another public company, sanctioned by a court and held in civil contempt for destroying evidence, and terminated from her role 'for cause'.

"These are fundamental questions of transparency, judgment and accountability. Shareholders cannot afford to risk another year of operational decline. Under the Company's own timetable, the Board elected on November 4 will select Ethan Allen's next CEO before shareholders have another opportunity to vote at an annual meeting. Returning an incumbent majority to control CEO selection, strategic direction and capital allocation is not a mandate for fundamental change. It leaves the status quo in control."

The three leading independent proxy advisory firms recognize the need for immediate, meaningful change. Glass, Lewis & Co. ("Glass Lewis") and Egan-Jones Proxy Services ("Egan-Jones") both recommend that shareholders vote "FOR" ALL FIVE of Mr. Bergeron's nominees and "WITHHOLD" votes from all five incumbent directors. Institutional Shareholder Services Inc. ("ISS") also recommends withholding votes from Chairman and CEO Farooq Kathwari and Lead Independent Director David Sable.

•	BOARD ACCOUNTABILITY: "...the greater risk at this time appears to be entrusting critical oversight responsibilities to a board that has consistently failed to deliver on matters of operational accountability, shareholder value and executive succession..." (Glass Lewis, October 23, 2026)

•	FAILED STRATEGY AND EXECUTION: "...Ethan Allen's overly familiar strategic assurances, protracted operational regression, muddled capital priorities and questionable governance architecture functionally reinforce a long-standing, value-crimping divide between optimistic messaging and moribund execution." (Glass Lewis, October 23, 2026)

•	CEO SUCCESSION: "...the board's ability to identify, attract, and retain a successor may itself be constrained by a governance and management framework that has become closely associated with Kathwari's leadership and influence." (ISS, October 26, 2026)

•	SHAREHOLDER TRUST: "Moreover, the board's approach to this contest has featured tactics of diversion and obfuscation. These are damaging, in that they compromise the ability of shareholders to trust the board, particularly on important matters like a CEO succession." (ISS, October 26, 2026)

•	EXECUTION ABILITY: "The key difference between the two sides is not the diagnosis but the ability to act on it. Management has described the same problems, and the same fixes, for well over a decade... Each time, it said the company was positioned for growth. The results never followed." (Egan-Jones, October 19, 2026)

•	DGB'S QUALIFICATIONS: "The DGB slate is highly qualified and was built to fill the exact gaps the incumbent Board lacks: modern retail, home furnishings, digital commerce, and brand revitalization." (Egan-Jones, October 19, 2026)

Mr. Bergeron continued:

"ISS identified Kathwari's extraordinary influence over the Board as a central governance problem and recommended removing him and Lead Independent Director David Sable. Yet replacing only those two would leave three incumbents in control. After nearly four decades as Chairman and CEO, removing Kathwari from the Board while leaving him as CEO would do little to diminish his influence over the very Board charged with selecting his successor. The other incumbent directors are not innocent bystanders to Ethan Allen's operational decline and governance failures.

"Cynthia Ekberg Tsai chaired Ethan Allen's Audit Committee for four years despite having previously been removed as a director and terminated 'for cause' as CEO of another public company. A New York court also sanctioned her for destroying evidence and held her in civil contempt in litigation involving allegations of fraud and misuse of company funds, a history Ethan Allen never disclosed to shareholders. The Board has now placed Ms. Tsai in charge of its Corporate Governance, Nominations and Sustainability Committee, which is leading the most consequential decision facing Ethan Allen: selecting its next CEO.

"Institutional shareholders should consider whether Ms. Tsai's record and the Board's judgment in entrusting her with these critical responsibilities meet their own standards for director integrity, transparency and oversight.

"Maria Eugenia Casar chairs the Audit Committee responsible for financial reporting oversight. With Ethan Allen's retail operating margin deteriorating to just 1.3% in fiscal 2026, the Board has broken with more than two decades of precedent and scheduled its latest quarterly results for after the Annual Meeting, forcing shareholders to make this critical decision without seeing the Company's latest financial results.

"Tara Stacom has served as a director since the 2015 proxy contest, through repeated extensions of Kathwari's tenure, persistent underperformance and inadequate succession planning. She also served on the Corporate Governance, Nominations and Sustainability Committee when Ms. Tsai was troublingly appointed to the Board.

"Ethan Allen’s shareholders deserve better. We intend to establish a fundamentally different standard of transparency, accountability and shareholder alignment: timely financial reporting, full disclosure of relevant director backgrounds, clear operating KPIs and strategic milestones, candid investor communication, meaningful director ownership and executive compensation aligned with long-term shareholder value creation.

"Our five highly qualified nominees bring complementary experience in public-company leadership, home furnishings, modern retail, merchandising, digital commerce, manufacturing and operational transformation. We have identified proven retail operator Stefanie Tsen Ward as our proposed interim CEO, subject to appointment by the newly elected Board, and developed a disciplined 100-day plan to ensure continuity, establish accountability and begin restoring profitable growth.

"I've spent my career transforming businesses and creating shareholder value, including at VeriFone and Cantaloupe. My track record is public, measurable and available for every shareholder to judge. I've invested substantial personal capital in Ethan Allen because I believe deeply in its potential. But after two decades of declining performance and inadequate governance, realizing that potential requires more than incremental change.

"I recognize that entrusting a new team with majority control is a significant decision, and I do not take that responsibility lightly. But leaving the same directors in control is not a mandate for change. I'm asking my fellow shareholders to give us the opportunity to restore growth and create lasting shareholder value. We intend to earn your trust through disciplined execution, transparency, accountability and results."

THE CHOICE COULD NOT BE CLEARER. PROTECT YOUR INVESTMENT. RENEW AN AMERICAN ICON. VOTE FOR ALL FIVE DGB NOMINEES ON THE WHITE UNIVERSAL PROXY CARD TODAY

Shareholders with questions on how to vote their shares may visit www.EthanAllenGrowth.com/How-To-Vote. If you have already sent a proxy card furnished by Company management or the Board, you may revoke it by signing, dating and returning the WHITE card or voting instruction form. The latest dated proxy is the only one that counts. Any proxy may be revoked at any time before the Annual Meeting by delivering a written notice of revocation or a later dated proxy, or by voting electronically at the meeting. Written notice may be sent to DGB Investment in care of Okapi at the address below, or to the Company's Corporate Secretary.

ADDITIONAL INFORMATION

DGB Investment, Inc. and Douglas G. Bergeron, together with the other participants in their solicitation (collectively, “DGB”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of DGB’s slate of highly qualified director candidates and the other proposals to be presented at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in DGB’s proxy solicitation. These materials and other materials filed by DGB with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by DGB with the SEC are also available, without charge, by directing a request to DGB’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 285-5990 or via email at info@okapipartners.com.

Contacts

Media Contact:
DGB@gasthalter.com

Investor Contact:
Bruce Goldfarb / Chuck Garske
Okapi Partners
1212 Avenue of the Americas, 17th Floor, New York, New York 10036
(877) 285-5990
info@okapipartners.com

Item 2: Also on November 2, 2026, DGB sent an email to subscribers of www.EthanAllenGrowth.com, which is included below:

Today, Doug Bergeron released a concluding video message to Ethan Allen shareholders and employees on the importance of trust, and on how actions by the incumbent Board of Directors have compromised it.

Watch the video HERE, and read the full release here: https://www.businesswire.com/news/home/20261101578279/en/Last-Chance-to-Vote-Doug-Bergeron-Urges-Ethan-Allen-Shareholders-to-Elect-a-New-Board-Majority-and-Releases-Concluding-Video-Message-to-Investors-and-Employees

All three leading independent proxy advisory firms recognize the need for meaningful change at Ethan Allen, and ISS found that the Board’s approach to this contest “has featured tactics of diversion and obfuscation.” The Board, led by Audit Committee Chair Maria Eugenia Casar, scheduled its latest financial results for after the Annual Meeting, breaking with more than two decades of precedent. It also failed to disclose that director Cynthia Ekberg Tsai had been sanctioned by a court for destroying evidence and held in civil contempt in litigation involving allegations of fraud and misuse of company funds as CEO of another public company.

Replacing a minority of the Board would leave these same incumbents in control of the Board that will select Ethan Allen’s next CEO. Mr. Bergeron and his nominees are committed to a fundamentally different standard of transparency and accountability, with a clear first 100-day plan and proven retail operator Stefanie Tsen Ward as their proposed interim CEO.

Vote the WHITE universal proxy card FOR Doug Bergeron, Anna Brockway, Kris Miller, Steve Oblak and Stefanie Tsen Ward before the November 4 Annual Meeting.

Item 3: Also on November 2, 2026, DGB posted a video featuring Douglas G. Bergeron on www.EthanAllenGrowth.com. The written transcript of the video is included below:

[00:04] Hi, I’m Doug Bergeron, and as the battle for Ethan Allen’s future concludes this week, I wanted to take a moment to thank you for the time and attention that you’ve paid to our campaign.

[00:17] You’ve heard quite a bit from both sides in this election contest, but I would like to conclude with a few words about trust.

[00:27] Without trust, businesses don’t work. There needs to be trust between employees and their leadership, customers, suppliers, and trust between shareholders and the board that governs the company.

[00:42] ISS wrote the following in its report last week about the Ethan Allen board. I quote, “The board’s approach to this contest has featured tactics of diversion and obfuscation. These are damaging in that they compromise the ability of shareholders to trust the board, particularly on important matters like a CEO succession.” End quote.

Now, as shareholders, you trusted that first quarter earnings would be issued in the same way they’ve been issued over the past two decades, one week before the AGM, as a final report card on your investment before you vote.

[01:31] As chair of the Audit Committee, Ms. Casar is responsible for breaking that trust. Because of her, shareholders are now left to vote blindfolded. We think it’s clear to everyone that if there was anything positive to report in that release, they wouldn’t have disingenuously deviated from decades of customary practice.

[01:58] And then last Thursday, it was discovered that incumbent director Cynthia Tsai has been sanctioned by the New York Supreme Court for destroying evidence in connection with then-ongoing litigation alleging that Ms. Tsai committed fraud, breached her fiduciary duties, and unjustly enriched herself through self-dealing at her former public company, Viropro, where she served as CEO and director. Among other things, she was alleged to have diverted corporate resources to pay, quote, “extravagant personal expenses.” End quote. And to benefit her affiliates, and to have defrauded the company, and to have intentionally wasted corporate assets. As a result of this conduct, she was terminated for cause.

Now, this is not innuendo or mudslinging, but the facts of the public record, which include SEC filings and the New York court docket. We cited and linked relevant filings and documents in last week’s press release.

[03:03] But despite her troubling track record, in 2021, Ethan Allen made Ms. Tsai chairwoman of the Audit Committee, a position requiring solemn trust, which she was allowed to hold for multiple years. Did they know about her history beforehand and not disclose it in their SEC filings? Or did Ms. Tsai conceal these facts from the company? I don’t know the answer, but either way, she clearly should be disqualified from serving on this board. Today, Ms. Tsai is entrusted to chair the committee running the CEO search.

[03:41] Now that these facts have become unconcealed, what is the impact on the CEO search? What world-class CEO will see this as acceptable and leave her or his position to work for this board?

[03:57] I’ve been a CEO or a chairman of many companies over the past 30 years, and I can tell you solemnly that the essence of organizational success rests with trust. Ethan Allen’s 3,000 employees have to be trusted and have to trust their board. They need room to grow and to flourish and to be their best, and they have to trust their board for better behavior and better judgment than this. These revelations about Ms. Tsai are now on all of their lips and in all of their inboxes.

[04:33] If we are successful in becoming your new board, we will lead by example. I commit to you that. So, irrespective of how you vote in this campaign, I think it is imperative that you withhold your vote for Ms. Tsai.

[04:48] And to Ethan Allen’s amazing employees, we trust you, and we want you to experience great personal success here and to feel truly valued for your company. I hope to see you this week in Danbury, Vermont, and North Carolina, and throughout the rest of the country before the new year. All I can say is help is on the way, and thank you for your time today.

Item 4: On the evening of October 30, 2026 and on November 2, 2026, DGB posted the following materials on LinkedIn and X.com:

Item 5: Also on November 2, 2026, DGB posted the following material to www.EthanAllenGrowth.com: